Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2020 FOURTH QUARTER

OKLAHOMA CITY, Oklahoma…February 24, 2021… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the fourth quarter ended December 31, 2020.

Fourth Quarter and Full Year 2020 Highlights

•	Record total recordable injury rate (TRIR) of 1.06 for 2020, an improvement of 58% compared to 2019
•	Net sales of $88.9 million reflects a 31% increase from stronger sales volumes, partially offset by a 11% decrease from weaker pricing relative to the prior year fourth quarter
•

Adjusted EBITDA(1) of $10.4 million reflects a $16.3 million benefit from stronger production and sales volumes, partially offset by a $9.6 million net impact from weaker pricing and $2.2 million from COVID-19’s impact on demand, relative to the prior year fourth quarter

•	Full year production volume records for ammonia of 827,000 tons and for UAN of 501,000 tons
•	64% increase in fertilizer sales volumes, including a 105% increase in UAN sales volumes, versus the fourth quarter of 2019
•	Total liquidity of approximately $58 million as of December 31, 2020

“We delivered fourth quarter 2020 results largely in-line with our expectations headed into the period,” stated Mark Behrman, LSB Industries’ President and CEO.  “Our substantial year-over-year increase in production volume more than offset the continued pricing headwinds on fertilizer sales and the pandemic-related impact on industrial and mining demand that we experienced during the quarter. Despite the challenges we faced across our end markets, we still generated a 44% year-over-year increase in adjusted EBITDA for the period.”

“The fourth quarter capped off our best year of operating performance across our three facilities in our company’s history.  We delivered record production volumes for ammonia and UAN for full year 2020, reflecting a return on the investments we’ve made in plant reliability and product upgrading capabilities over the last several years as well as our focus on continuous improvement in our manufacturing operations.   We also benefitted from the absence of any turnaround activity in 2020 as compared to 2019.  Overall, we were pleased with the performance of our plants in 2020 and believe that we will generate further improvement in operating rates and production volumes in 2021.”

Mr. Behrman continued, “Favorable dynamics for U.S. agriculture have translated into higher prices for a variety of crops, including corn, wheat and cotton, which has prompted an increase in demand and selling prices for fertilizers.  In fact, since mid-January we have seen a significant increase in selling prices for all the nitrogen fertilizers we sell.  We expect that the benefit of these higher selling prices will have some

_______________________________________________________________________________________________________________________________

(1) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

impact on our first quarter financial results and be fully reflected in our second quarter.  Regarding our industrial business, we have seen a steady rebound in demand since the lows experienced in the early part of the pandemic.  However, many sectors are not yet operating at pre-pandemic levels and while we don’t expect that to significantly impact our industrial sales volumes due to our strong sales efforts, it is still putting selling price pressure on certain of our products.  We are hopeful that as COVID-19 vaccines are increasingly distributed, overall demand in the marketplace will get back to pre-pandemic levels putting less pressure on selling prices on certain products.”

Mr. Behrman concluded, “Regarding our outlook for 2021, we expect to deliver year-over-year improvement in production and sales volumes which we believe will translate into improved adjusted EBITDA and cash flow for the year.  We believe that with the strengthening of fertilizer market dynamics, our anticipated improvement in our financial performance and the current favorable credit market environment, we will have an opportunity to refinance our existing debt at more favorable terms, which would provide us with greater financial flexibility to pursue growth initiatives. “

“Lastly, consistent with the global focus on reducing carbon emissions, we are currently working on developing a strategy to enter the clean energy market through the production of “green ammonia.”  We view this as a growth platform for our business and believe that current ammonia producers are best positioned to be leaders in this market as it develops, due to our ability to leverage our existing knowledge in ammonia manufacturing, handling, storage and logistics. We are very excited about the opportunities ahead of us in 2021 and look forward to providing updates on key initiatives and developments as we move through the year.”

	Three Months Ended December 31,
	2020		2019
	(Dollars in thousands)
Net Sales by Market Sector	Net Sales	Sector Mix	Net Sales	Sector Mix	% Change
Agricultural	$ 41,595	47%	$ 32,851	45%	27%
Industrial	35,887	40%	34,064	46%	5%
Mining	11,421	13%	6,981	9%	64%
	$ 88,903		$ 73,896		20%

Comparison of 2020 to 2019 quarterly periods:

•

Net sales of our agricultural products increased during the quarter relative to the prior year period driven by stronger volumes for all of our products, particularly UAN, which benefited from higher production at our Pryor facility resulting from the installation of a new Urea reactor in the fourth quarter of 2019 and the absence of turnaround activity in the 2020 fourth quarter compared to the prior year period; in November of 2019, Pryor was down for two weeks as a turnaround was concluded.  Partially offsetting the increased production volume was continued weaker pricing for HDAN, UAN and agricultural ammonia.

•

Net sales of our industrial and mining products, other than Nitric acid, increased modestly as several key end markets for our products, including automotive, home building, power generation, and mining markets have been gradually recovering, although not yet reaching pre-pandemic levels. Nitric Acid sales continue to be impacted by pandemic related market weakness.

•

The year-over-year change in operating loss and adjusted EBITDA was primarily the result of the higher volumes and improved fixed cost absorption partially offset by weaker selling prices, particularly for agricultural products.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended December 31,
Product (tons sold)	2020	2019	% Change
Urea ammonium nitrate (UAN)	131,665	64,298	105%
High density ammonium nitrate (HDAN)	70,987	58,603	21%
Ammonia	28,293	17,071	66%
Other	2,997	2,516	19%
	233,942	142,488	64%

Average Selling Prices (price per ton) (A)
UAN	$132	$ 161	(18) %
HDAN	$159	$ 201	(21) %
Ammonia	$210	$ 253	(17) %

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial products:

	Three Months Ended December 31,
Product (tons sold)	2020	2019	% Change
Ammonia	68,483	64,868	6%
Nitric acid	29,270	29,594	(1) %
Other Industrial Products	14,369	9,839	46%
	112,122	104,301	7%

Tampa Ammonia Benchmark (price per metric ton)	$ 239	$ 255	(6) %

The following table indicates the volumes sold of our major Mining products:

	Three Months Ended December 31,
Product (tons sold)	2020	2019	% Change
LDAN/HDAN/AN solution	44,970	29,015	55%
Input Costs
Average natural gas cost/MMBtu	$ 2.46	$ 2.47	0%

Financial Position and Capital Expenditures

As of December 31, 2020, our total cash position was $16.3 million. Additionally, we had approximately $41.8 million of borrowing availability under our Working Capital Revolver giving us total liquidity of approximately $58.0 million.  Total long-term debt, including the current portion, was $484.2 million at December 31, 2020 compared to $459.0 million at December 31, 2019. The increase in long-term debt primarily reflects the refinance of ammonia storage assets completed during the third quarter.  The aggregate liquidation value of the Series E Redeemable Preferred at December 31, 2020, inclusive of accrued dividends of $138.2 million, was $278.0 million.

Interest expense for the fourth quarter of 2020 was $12.6 million compared to $12.1 million for the same period in 2019.

Capital expenditures were approximately $8.2 million in the fourth quarter of 2020. For the full year of 2021, total capital expenditures related to capital work to be performed in 2021 are expected to be approximately $30 million, inclusive of investments for margin enhancement purposes.

Volume Outlook

The Company’s outlook for sales volumes for the full year 2021 are as follows:

Products	Full Year 2021 Sales* (tons)	Full Year Actual 2020 Sales (tons)
Agriculture:
UAN	480,000 – 500,000	499,000
HDAN	280,000 – 300,000	293,000
Ammonia	70,000 – 90,000	97,000

Industrial, Mining and Other:
Ammonia	240,000 – 260,000	269,000
AN, Nitric, and Other	400,000 – 420,000	303,000
Sulfuric Acid	145,000 – 165,000	146,000

*2021 sales volumes forecast reflects turnaround of approximately 30 days for the Cherokee facility during the third quarter versus no turnarounds at any of the three facilities in 2020.

Conference Call

LSB’s management will host a conference call covering the fourth quarter results on Thursday, February 25, 2021 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments.  Participating in the call will be President & Chief Executive Officer, Mark Behrman and Executive Vice President & Chief Financial Officer, Cheryl Maguire. Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.  To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers primarily throughout the United States and parts of Mexico and Canada. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including the effects of the COVID-19 pandemic and anticipated performance based on our growth and other strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions related to the COVID-19 pandemic, market conditions and price volatility for our products and feedstocks, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC).

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

See Accompanying Tables

Company Contact: Mark Behrman, President & CEO Cheryl Maguire, Executive Vice President & CFO (405) 235-4546	Investor Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Mike Gaudreau (212) 836-9620

LSB Industries, Inc.

Financial Highlights

Three and Twelve Months Ended December 31,

	December 31,		December 31,
	Three Months Ended		Twelve Months Ended
	2020	2019	2020	2019
	(In Thousands, Except Per Share Amounts)
Net sales	$88,903	$73,896	$351,316	$365,070
Cost of sales	92,368	86,173	334,268	360,085
Gross profit (loss)	(3,465)	(12,277)	17,048	4,985

Selling, general and administrative expense	6,506	9,467	32,084	34,172
Other expense, net	259	9,532	499	9,904
Operating loss	(10,230)	(31,276)	(15,535)	(39,091)

Interest expense, net	12,606	12,080	51,115	46,389
Non-operating other expense (income), net	597	(534)	10	(1,139)
Loss before benefit for income taxes	(23,433)	(42,822)	(66,660)	(84,341)
Benefit for income taxes	(1,741)	(15,108)	(4,749)	(20,924)
Net loss	(21,692)	(27,714)	(61,911)	(63,417)

Dividends on convertible preferred stocks	75	75	300	300
Dividends on Series E redeemable preferred stock	9,297	8,120	35,182	30,729
Accretion of Series E redeemable preferred stock	509	502	2,026	1,995
Net loss attributable to common stockholders	$(31,573)	$(36,411)	$(99,419)	$(96,441)

Basic and dilutive net loss per common share	$(1.12)	$(1.30)	$(3.53)	$(3.44)

LSB Industries, Inc.

Consolidated Balance Sheets

	December 31,
	2020	2019
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$16,264	$22,791
Accounts receivable	42,929	40,203
Allowance for doubtful accounts	(378)	(261)
Accounts receivable, net	42,551	39,942
Inventories:
Finished goods	17,778	21,738
Raw materials	1,795	1,573
Total inventories	19,573	23,311
Supplies, prepaid items and other:
Prepaid insurance	12,315	11,837
Precious metals	6,787	5,568
Supplies	25,288	24,689
Other	6,802	2,735
Total supplies, prepaid items and other	51,192	44,829
Total current assets	129,580	130,873

Property, plant and equipment, net	891,198	936,474

Other assets:
Operating lease assets	26,403	15,330
Intangible and other assets, net	6,121	5,812
	32,524	21,142

	$1,053,302	$1,088,489

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	December 31,
	2020	2019
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$46,551	$58,477
Short-term financing	13,576	9,929
Accrued and other liabilities	30,367	25,484
Current portion of long-term debt	16,801	9,410
Total current liabilities	107,295	103,300

Long-term debt, net	467,389	449,634

Noncurrent operating lease liabilities	19,845	11,404

Other noncurrent accrued and other liabilities	6,090	6,214

Deferred income taxes	30,939	35,717

Commitments and contingencies (Note 8)

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $277,982,000 ($242,800,000 at December 31, 2019)	272,101	234,893
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding; aggregate liquidation preference of $3,265,000 ($3,025,000 at December 31, 2019)	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding; aggregate liquidation preference of $1,312,000 ($1,252,000 at December 31, 2019)	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,283,210 shares issued (31,283,210 shares at December 31, 2019)	3,128	3,128
Capital in excess of par value	198,215	196,833
Retained earnings (accumulated deficit)	(41,487)	57,632
	162,856	260,593
Less treasury stock, at cost:
Common stock, 2,074,565 shares (2,009,566 shares at December 31, 2019)	13,213	13,266
Total stockholders' equity	149,643	247,327
	$1,053,302	$1,088,489

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, plus loss on extinguishment of debt, plus depreciation and amortization (D&A) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision for income taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

LSB Consolidated ($ in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net loss	$ (21,692)	$ (27,714)	$ (61,911)	$ (63,417)
Plus:
Interest expense	12,606	12,080	51,115	46,389
Depreciation and amortization	17,939	17,064	70,841	69,574
Benefit for income taxes	(1,741)	(15,108)	(4,749)	(20,924)
EBITDA	$7,112	$ (13,678)	$ 55,296	$ 31,622

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted EBITDA

Adjusted EBITDA is reported to show the impact of one time/non-cash or non-operating items-such as, loss (gain) on sale of a business and other property and equipment, one-time income or fees, certain fair market value (FMV) adjustments, non-cash stock-based compensation, and consulting costs associated with reliability and purchasing initiatives (Initiatives). We historically have performed Turnaround activities on an annual basis; however, we have moved towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred.  Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year. As a result, we believe it is more meaningful for investors to exclude them from our calculation of adjusted EBITDA used to assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of EBITDA excluding the impact of the supplementary adjustments.

LSB Consolidated ($ in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

EBITDA:	$7,112	$ (13,678)	$55,296	$31,622
Stock-based compensation	134	421	1,761	2,220
Severance costs	—	615	—	615
Unrealized loss on commodity contracts	1,743	—	1,205	—
Legal fees (Leidos)	572	3,843	5,715	9,601
Loss on disposal of assets and other	312	10,564	921	11,221
FMV adjustment on preferred stock embedded derivatives	562	(437)	(55)	(558)
Consulting costs associated with Initiatives	(20)	502	558	1,414
Turnaround costs	31	5,373	76	13,210
Adjusted EBITDA	$ 10,446	$ 7,203	$ 65,477	$ 69,345

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural net sales as reported under GAAP in our consolidated financial statement reconciled to netback sales which is calculated as net sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Agricultural net sales ($ in thousands)	$ 41,595	$ 32,851	$ 180,036	$ 187,641

Less freight	4,328	3,956	15,967	14,727

Agricultural netback sales	$ 37,267	$ 28,895	$ 164,069	$ 172,914